EXHIBIT 10.21

ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT is dated as of June 3, 2003, by and between GXS Holdings, Inc., a Delaware corporation (“GXS Holdings”), and Celarix, Inc., a Delaware corporation (“Celarix”).

RECITALS:

     A. Celarix owns certain software and other technology and operates a connectivity and data service using such software and other technology that provides logistics information to customers, known as the Celarix X4 Logistics Network as further described in all sales and marketing materials of Celarix (collectively, the “Business”).

     B. Celarix desires to sell, and GXS Holdings wishes to buy, substantially all the assets that are used or useful in the business or operations of the Business, for the price and on the terms and conditions set forth in this Agreement.

AGREEMENTS:

     In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, GXS Holdings and Celarix, intending to be legally bound, agree as follows:

ARTICLE 1. DEFINITIONS

     1.1 Certain Definitions. The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

     “Accounts Receivable” means the rights of Celarix as of the Closing Date to payment for the sale of goods and services by the Business.

     “Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

     “Ancillary Agreements” means the Exchange Agreement, the Transition Services Agreement, the Employment Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by one or more of the GXS Parties or Celarix in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

     “Assets” means the assets to be sold, transferred, or otherwise conveyed to GXS Holdings or its designee under this Agreement, as specified in Section 2.1.

     “Assumed Contracts” means (i) all Contracts listed in Section 3.8(b) of the Disclosure Schedule that are designated to be assumed by GXS Holdings or its designee upon the Closing, and (ii) any Contracts entered into by Celarix between the date of this Agreement and the Closing Date in accordance with the terms hereof that GXS Holdings or its designee agrees in writing to assume.

     “Closing” means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

     “Closing Date” means the date on which the Closing occurs, as determined pursuant to Section 8.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Consents” means the consents, permits, or approvals of, or notices to, Governmental Authorities and other third parties necessary to transfer the Assets to GXS Holdings or its designee or otherwise to consummate the transactions contemplated by this Agreement.

     “Contracts” means all contracts, leases, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Celarix is a party or which are binding upon Celarix and which relate to or affect the Assets or the Business, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by Celarix between the date of this Agreement and the Closing Date in accordance with the terms hereof.

     “Damages” shall mean any and all losses, claims, damages, liabilities, obligations, judgments, equitable relief granted, settlements, awards, demands, offsets, defenses, counterclaims, actions or proceedings, reasonable out-of-pocket costs, expenses and attorneys’ fees (including any such reasonable costs, expenses and attorney’s fees incurred in enforcing any right of indemnification against any Indemnifying Party or with respect to any appeal), interest and penalties, if any.

     “Employment Agreement” means the Employment Agreement, dated as of the Closing Date, by and among GXS and Evan Schumacher, in the form attached as Exhibit 3 to this Agreement.

     “Exchange Agreement” means the Exchange Agreement, dated as of the Closing Date, by and among Celarix, Global Acquisition Company, Global Acquisition LLC and Global Acquisition Holding Company, in the form attached as Exhibit 1 to this Agreement.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “GAAP” means generally accepted accounting principles under current United States accounting rules and regulations.

     “Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency, instrumentality or official of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.

     “GXS” means Global eXchange Services, Inc., a Delaware corporation and a subsidiary of GXS Corp.

     “GXS Corp.” means GXS Corporation, a Delaware corporation and a subsidiary of GXS Holdings.

     “GXS Holdings Common Stock” means the common stock, par value $0.01 per share of GXS Holdings.

     “GXS Holdings Preferred Stock” means the 13% Series A Preferred Stock., par value $0.01 per share, of GXS Holdings.

     “GXS Parties” means GXS, GXS Corp. and GXS Holdings.

     “Intellectual Property” means all rights in intellectual property of any type owned or licensed by Celarix or used in, useful for, or otherwise associated with the Business, including but not limited to the following: (i) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, domain names, trade names, corporate names and other source identifiers, whether or not registered, including all common law rights thereto, and registrations and applications for registration thereof, (iii) copyrights, whether registered or common law, and registrations and applications for registration thereof, (iv) Software, (v) trade secrets and confidential, technical and business information, including inventions, whether patentable or unpatentable, technology, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) copies and tangible embodiments of all of the foregoing, in whatever form or medium, (vii) all rights to sue or recover and retain Damages and costs and attorneys’ fees for past, present and future infringement, dilution, misappropriation, or other violation of any of the foregoing, together with any additions thereto between the date of this Agreement and the Closing Date.

     “Key Man Life Insurance Policies” means all life insurance policies with respect to any employees of Celarix naming Celarix as a beneficiary including without limitation (i) The

Midland Life Insurance Co. Policy #Z36681 with respect to Evan Schumacher and (ii) First Colony Life Insurance Co. Policy #550963 with respect to Mark Carleo.

     “Licenses” means all licenses, permits, and other authorizations issued by any Governmental Authority to Celarix in connection with the conduct of the Business, together with any additions thereto between the date of this Agreement and the Closing Date.

     “Material Adverse Effect” means any circumstances, change in, or effect on, the Business or Celarix that, individually or in the aggregate with any other circumstances, changes, or effect on, the Business or Celarix that: (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or (b) could materially adversely affect the ability of GXS Holdings or its designee to operate or conduct the Business in the manner in which it is currently operated or conducted by Celarix.

     “Person” means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

     “Purchase Price” means the purchase price specified in Section 2.3.

     “Real Property Interests” means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Business, together with any additions thereto between the date of this Agreement and the Closing Date.

     “Required Consents” means (i) any Consent with respect to each agreement, contract or other instrument binding upon Celarix or any License requiring a consent as a result of the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby and (ii) such other Consents designated as Required Consents by GXS Holdings as a condition to its obligation to close the transactions contemplated by this Agreement.

     “Software” means computer software, programs and databases in any form, including Internet web sites, web site content, member or user lists and information associated therewith, links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, developer notes, comments and annotations.

     “Tangible Personal Property” means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used in, useful for or otherwise associated with the Business, together with any additions thereto between the date of this Agreement and the Closing Date.

     “Tax” or “Taxes” means all taxes of any kind, and all customs, levies, duties, imposts or other assessments, including all net income, capital gains, gross income, gross receipts, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, mortgage, occupation, capital stock, ad valorem, value added, transfer, documentary stamp, gains, profits, net worth, asset, transaction, and other taxes, and any interest penalties, or additional to tax with respect thereto, whether disputed or not, imposed on any Person by any federal, state, local, or foreign taxing authority under applicable law.

     “Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Authority relating to Taxes.

     “Transition Services Agreement” means the agreement regarding services to be provided by Celarix to GXS and its Affiliates following the Closing, substantially in the form of Exhibit 2.

     “Working Capital” means (A) the sum of (i) cash of Celarix transferred to GXS Holdings or its designee at Closing pursuant to Section 2.1 plus (ii) Accounts Receivable (net of any applicable reserves for uncollectible accounts calculated in accordance with GAAP) minus (B) the amount of all liabilities for deferred revenues (whether short-term or long-term) assumed by GXS Holdings or its designee at Closing.

     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section

Benefit Arrangement	Section 3.16

Celarix	Preamble

Celarix Business Revenue	Section 2.5(c)

Celarix Software	Section 3.9(j)

Celarix Transferee	Section 10.8

Claimant	Section 10.4

Closing Payment	Section 2.3(c)

COBRA	Section 3.16(d)(v)

Earn-Out Payment	Section 2.3(c)

Earn-Out Period	Section 2.5

Employee Plan	Section 3.16

Escrow	Section 6.10

Estimated Closing Payment	Section 2.4(a)

Financial Statements	Section 3.10

GXS Holdings	Preamble

Indemnifying Party	Section 10.4

Minimum Working Capital	Section 2.3(a)

Objection Notice	Section 2.3(b)

Seller Representative	Section 10.8

Shares	Section 2.3

Transferred Employee	Section 6.5

ARTICLE 2. PURCHASE AND SALE OF ASSETS

     2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Celarix hereby agrees to sell, transfer, and deliver to GXS Holdings or its designee on the Closing Date, and GXS Holdings agrees to purchase, or cause its designee to purchase, all of the tangible and intangible assets used in, useful for or otherwise associated with the Business, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current Taxes not yet due and payable), including, without limitation, the following:

               (a) All cash on hand as of the Closing and all other cash in any of Celarix’s bank accounts, less any cash reserved by Celarix in its reasonable discretion to cover any post-closing liabilities not assumed by GXS Holdings or its designee hereunder;

               (b) All Tangible Personal Property;

               (c) All Real Property Interests;

               (d) All Licenses;

               (e) All Assumed Contracts;

               (f) All Accounts Receivable;

               (g) All Intellectual Property and all intangible assets of Celarix used in, useful for or otherwise associated with the Business that are not specifically included within the Intellectual Property; all of Celarix’s rights with respect to telephone numbers, telephone directory listings and advertisements relating to the Business, and all of the goodwill relating to the Business;

               (h) All of Celarix’s proprietary information, customer lists, prospect lists, supplier lists, technical information and data, machinery and equipment warranties, data bases, computer media, sales and marketing materials used in, useful for or otherwise associated with the Business;

               (i) All claims, actions, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating to Celarix’s ownership of the Assets and/or the operation of the Business, but excluding causes of action and other legal rights and remedies of Celarix (1) against GXS Holdings with respect to the transactions contemplated by this Agreement; or (2) relating to Celarix’s right to receive $100,000 from MDI in October 2003; or (3) relating exclusively to Celarix’s assets described in Section 2.2 or to Celarix’s liabilities not assumed hereunder;

               (j) All interests in the Key Man Life Insurance Policies to the extent premiums with respect to such policies have been prepaid by Celarix; and

               (k) All books and records relating to the Business, including executed copies of the Assumed Contracts.

     2.2 Excluded Assets. The Assets shall exclude the following assets:

               (a) Any insurance policies, bonds, letters of credit, or other similar items, and any cash surrender value in regard thereto, except with respect to the Key Man Life Insurance Policies to the extent premiums have been prepaid by Celarix;

               (b) All rights and obligations of Celarix under, any funds and property held in trust or any other funding vehicle pursuant to, and sponsorship of, all Employee Plans, Benefit Arrangements and collective bargaining agreements;

               (c) Any corporate minute books, stock books and related organizational documents pertaining to Celarix’s corporate organization;

               (d) All Tax Returns and supporting materials, all original financial statements and supporting materials; all books and records that Celarix is required by law to retain;

               (f) Any equity interests in Celarix International, Ltd.;

               (g) The Tangible Personal Property and Software set forth on Section 2.2 of the Disclosure Schedule; provided that, in the event that the GXS Parties determine that any Tangible Personal Property or Software included on Section 2.2 of the Disclosure Schedule or any Contract that is not an Assumed contract identified in Section 3.8(b) of the Disclosure Schedule is reasonably required for the operation of the Business as currently operated by Celarix or as planned to be operated by GXS within 15 days following the Closing, GXS may notify Celarix and Celarix shall immediately transfer such Assets to GXS.

               (h) Any interest in and to any refunds of Taxes for periods ending prior to the Closing Date.

     2.3 Purchase Price. The Purchase Price for the Assets shall consist of a fixed number of shares of GXS Holdings Common Stock and GXS Holdings Preferred Stock (collectively, the “Shares”), subject to the terms of the Exchange Agreement, determined as follows:

               (a) Minimum Working Capital. In the event that Working Capital, determined as provided in Section 2.3(b) is less than negative eight hundred fifty thousand (-$850,000) (“Minimum Working Capital”), the Purchase Price shall be reduced by the amount by which Working Capital is less than Minimum Working Capital. In the event that Working Capital exceeds Minimum Working Capital, the Purchase Price shall be increased by the amount by which Working Capital exceeds Minimum Working Capital.

               (b) Manner of Determining Adjustments. The Closing Payment, taking into account the adjustments pursuant to Sections 2.3(a), will be determined finally in accordance with Section 2.4 and the following procedures:

                         (1) Celarix shall prepare and deliver to GXS Holdings not later than three (3) days before the Closing Date a preliminary settlement statement which shall set forth Celarix’s good faith estimate of the amount of Working Capital. The preliminary settlement statement (A) shall contain all information reasonably necessary to determine the calculation of Working Capital, as estimated by Celarix and the resulting adjustments to the Estimated Closing Payment, and such other information as may be reasonably requested by GXS Holdings, and (B) shall be certified by Celarix to be true and complete as of the Closing Date.

                         (2) No later than seventy-five (75) days after the Closing Date, GXS Holdings will deliver, or cause to be delivered, to Celarix a statement setting forth GXS Holdings’ determination of Working Capital and the resulting adjustments to the Closing Payment. If Celarix disputes the amount of the Closing Payment or Working Capital determined by GXS Holdings, it shall deliver to GXS Holdings within thirty (30) days after its receipt of

GXS Holdings’ statement a written statement (an “Objection Notice”) setting forth in reasonable detail the items on GXS Holdings’ statement disputed and shall describe in reasonable detail the basis for the objection, as well as the amount in dispute. If Celarix notifies GXS Holdings of its acceptance of GXS Holdings’ statement, or if Celarix fails to deliver its statement within the 30-day period specified in the preceding sentence, GXS Holdings’ determination of the Closing Payment shall be conclusive and binding on the parties as of the last day of the 30-day period.

                         (3) GXS Holdings and Celarix shall use good faith efforts to resolve any dispute involving the determination of the Closing Payment or Working Capital. If the parties are unable to resolve the dispute within fifteen (15) days following the delivery of an Objection Notice, any unresolved disputed items shall be promptly referred to Deloitte & Touche LLP (or such other public accounting firm of national reputation as the parties may mutually agree) to resolve the dispute. Such accountant’s resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accountant shall be split equally between the parties.

               (c) Determination of Number of Shares. Subject to the other provisions of this Section 2.3 and Section 2.4, the number of Shares constituting the Purchase Price shall be (1) 5,333.33 shares of GXS Holdings Preferred Stock and 133,333 shares of GXS Holdings Common Stock, having an aggregate agreed valuation of $600,000 and issued at Closing (the “Closing Payment”), with all such shares to be held under the Escrow described in Section 6.10; and (2) an uncapped number of Shares payable following the end of the Earn-Out Period as provided in Section 2.5 (the “Earn-Out Payment”), subject in each case to adjustment as follows: any adjustment to the Estimated Closing Payment, the Closing Payment and any Earn-Out Payment shall increase or decrease the aggregate number of shares of GXS Holdings Preferred Stock and GXS Holdings Common Stock included in the Closing Payment and the Earn-Out Payment in the same relative proportions and valuing each share of GXS Holdings Preferred Stock at $100.00 per share and each share of GXS Holdings Common Stock at $0.50 per share.

     2.4 Payment of Closing Payment. The Closing Payment shall be paid by GXS Holdings to Celarix as follows:

               (a) Payment of Estimated Closing Payment. At the Closing, subject to the provisions of Section 6.10, GXS Holdings shall deliver to or for the account of Celarix certificates representing the number of Shares constituting the Closing Payment, determined pursuant to Section 2.3 hereof as adjusted by the estimated adjustments set forth in Celarix’s preliminary settlement statement (the “Estimated Closing Payment”).

               (b) Payments to Reflect Adjustments.

                         (1) If the Closing Payment as finally determined pursuant to Section 2.3(b) exceeds the Estimated Closing Payment, GXS Holdings shall deliver to or for the account of Celarix certificates representing the additional Shares determined in accordance with Section 2.3(b) within five (5) business days after the date on which the Closing Payment is determined pursuant to Section 2.3(b), representing the difference between the Closing Payment and the Estimated Closing Payment.

                         (2) If the Closing Payment as finally determined pursuant to Section 2.3(b) is less than the Estimated Closing Payment, Celarix shall promptly deliver, or cause to be delivered, to GXS Holdings the original share certificates representing the Estimated Closing Payment (or any shares of any Affiliate of GXS Holdings into which such Share are converted pursuant to the Exchange Agreement), together with executed stock powers in a form reasonably acceptable to GXS Holdings and GXS Holdings shall deliver, or cause to be delivered, within five (5) business days after receipt of such share certificates, new share certificates representing the Closing Payment, as finally determined.

     2.5 Earnout Payment. Subject to the following sentence, GXS Holdings shall pay to or for the account of Celarix additional Shares based upon Celarix Business Revenue (as defined in Section 2.5(c)) calculated in accordance with GAAP as applied by the GXS Parties for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Earn-Out Period”). In the event that Evan Schumacher terminates employment (other than due to death or disability or termination pursuant to Section 10(c)(ii) of the Employment Agreement) with GXS or is terminated by GXS for “Cause” (as defined in the Employment Agreement) prior to the six-month anniversary of the Closing Date, GXS Holdings shall not be obligated to make any Earn-Out Payment.

               (a) Earn-Out Payment. The Earn-Out Payment shall consist of (i) Shares with a value (as set forth in Section 2.3(c)) equal to one hundred percent (100%) of the excess of Celarix Business Revenue during the Earnout Period minus U.S. $2,500,000; provided, however, that in no event shall the value calculated pursuant to this clause (i) exceed $1,500,000 plus (ii) Shares with a value (as set forth in Section 2.3(c)) equal to one hundred twenty five percent (125%) of the excess of Celarix Business Revenue during the Earnout Period minus U.S. $4,000,000; provided that to the extent the issuance of Shares with an aggregate value calculated as provided in this Section 2.5(a) in excess of $20,000,000 would result in a materially adverse tax consequence to GXS Holdings, GXS Holdings shall have the option to issue cash in lieu of additional Shares valued in excess of $20,000,000 to Celarix to the extent necessary to avoid such consequence.

               (b) Revenue Recognition. Revenues will be recognized by the GXS Parties in accordance with GAAP as consistently applied by the GXS Parties (and the principals and policies of the GXS Parties in effect for the relevant period).

               (c) Celarix Business Revenue. “Celarix Business Revenue” means revenue of the GXS Parties from all sources, including existing customers of Celarix as of the Closing Date (other than any customer contract with the General Electric Company or any Affiliate thereof, including GE Aircraft Engines) utilizing any of the Assets in the sole discretion of the GXS Parties operating their related business in accordance with their reasonable business judgment, during the Earn-Out Period. “Celarix Business Revenues” shall specifically exclude any sales revenues earned by the GXS Parties in transactions related or unrelated to those from which Celarix Business Revenues are derived from the GXS Parties’ other assets, including without limitation any sales of the GXS Parties’ EDI*Express Service, Interchange Services, Electronic Commerce Service Center or professional services (except for specific professional service fees allocable to the implementation of Celarix’s X4 Logistics Network and Celarix Visibility software and enhancements thereof).

               (d) Calculation and Payment. Within thirty (30) days following the end of the Earn-Out Period, GXS Holdings shall provide, or cause to be provided, to Celarix a statement, in reasonable detail, setting forth the amount of Celarix Business Revenues. Celarix and GXS Holdings shall in good faith attempt to agree upon the amount of the Earn-Out Payment within sixty (60) days after the end of the Earn-Out Period. Celarix and GXS Holdings shall instruct their respective representatives to, in good faith, use their reasonable best efforts to resolve any disputed items to their mutual satisfaction. GXS Holdings shall provide, or cause to be provided, to Celarix or its representatives copies of such documents and records reasonably requested by Celarix in connection with its verification of the amount of the Earn-Out Payment. If Celarix and GXS Holdings are unable to resolve any disputed items within sixty (60) days, then the remaining disputed items shall be submitted to Deloitte & Touche LLP (or such other public accounting firm of national reputation as the parties may mutually agree) for resolution, with the costs thereof paid 50% by Celarix and 50% by GXS Holdings and such accountants shall be instructed to deliver a final earn-out report to Celarix and GXS Holdings as soon as possible. Within ten (10) business days after the amount of the Celarix Business Revenues is finalized in accordance with this Section 2.5(d), subject to the provisions of Section 6.10, the Earn-Out Payment shall be paid to Celarix.

     2.6. [Intentionally Omitted]

     2.7 Assumption of Liabilities and Obligations. As of the Closing Date, GXS Holdings or its designee shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Celarix under the Assumed Contracts insofar as they relate to obligations and liabilities first arising on and after the Closing Date, and arise out of events related to GXS Holdings or its designee’s ownership of the Assets or its operation of the Business on or after the Closing Date. None of the GXS Parties shall assume any other obligations or liabilities of Celarix, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Business prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases, credit agreements, note purchase agreements, indentures or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Celarix under any Employee Plan, Benefit Arrangement or collective bargaining agreement, or (vii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Celarix prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Celarix.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF CELARIX

     Celarix represents and warrants to GXS Holdings as follows as of the date hereof and as of the Closing Date:

     3.1 Organization, Standing, and Authority. Celarix is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to do business in each jurisdiction where the conduct of the business or operations of the Business owned or operated by Celarix requires such qualification (which jurisdictions are set forth in Section 3.1 of the Disclosure Schedule). Celarix has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the Business as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Celarix hereunder and thereunder. Celarix has delivered to GXS Holdings true and complete copies of the certificate of incorporation and bylaws of Celarix as currently in effect.

     3.2 Subsidiaries. Celarix does not have any subsidiary or any other direct or indirect equity interest (by way of stock ownership, partnership interest or otherwise) in any Person other than Celarix International, Ltd. Celarix International, Ltd. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Celarix International, Ltd. has no issued or outstanding capital stock. Celarix International, Ltd. does not own any assets used in, useful for or otherwise associated with the Business including any of the Assets. Celarix is not a participant in any joint venture or partnership with any other Person with respect to any part of the Business or any of the Assets.

     3.3 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Celarix have been, or will be at the Closing Date, duly and validly authorized by all necessary corporate action on the part of Celarix and no further action or approval of any director or stockholder of Celarix will be required after the Closing Date. This Agreement has been, and the Ancillary Agreements to which it is a party will be, duly and validly executed and delivered by Celarix and constitutes (or in the case of documents not yet executed, will be) a legal, valid and binding agreement of Celarix enforceable against Celarix in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and related court decisions of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

     3.4 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Section 3.4 of the Disclosure Schedule, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the certificate of incorporation or bylaws of Celarix; (iii) will not violate, conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any Governmental Authority which would have a Material Adverse Effect; (iv) will not result in the breach of any terms of, conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Celarix is a party or by which Celarix may be bound which would have a Material Adverse Effect; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

     3.5 Governmental Licenses. Section 3.5 of the Disclosure Schedule correctly describes each License, together with the name of the Governmental Authority issuing such License. Celarix has delivered to GXS Holdings true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and Celarix is the authorized legal holder thereof. The Licenses comprise all of the licenses, permits, and other authorizations required from any Governmental Authority for the lawful conduct of the Business in the manner and to the full extent it is now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Business as now operated. Except as set forth on the Section 3.5 of the Disclosure Schedule, the Licenses are in full force and effect, the conduct of the Business is in accordance therewith and, assuming the related Consents have been obtained prior to the Closing Date, are transferable by Celarix to GXS Holdings or its designee. None of the Licenses will, assuming the related Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, GXS Holdings or its designee will, assuming the related Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Licenses.

     3.6 Title to and Condition of Real Property Interests. Section 3.6 of the Disclosure Schedule contains a complete and accurate description of all the Real Property Interests and Celarix’s interests therein, including street address, and name of the lessor or sublessor. The Real Property Interests listed on Section 3.6 of the Disclosure Schedule comprise all real property interests necessary to conduct the Business as now conducted. All leases included in the Real Property Interests are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease of real property any material default or any event which with notice or lapse of time or both would constitute a material default. With respect to each leasehold or subleasehold interest included in the Real Property Interests being conveyed under this Agreement, so long as Celarix fulfills its obligations under the lease therefor, Celarix has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Celarix’s leasehold or subleasehold interest. Celarix has delivered to GXS Holdings true and complete copies of all leases pertaining to the Real Property Interests. Each Real Property Interest (including the improvements thereon) (i) is in good condition and repair consistent with its present use and (ii) is available for immediate use in the conduct of the Business. Celarix has full legal and practical access to all of the Real Property Interests.

     3.7 Title to and Condition of Tangible Personal Property. Section 3.7 of the Disclosure Schedule contains a listing of each item of Tangible Personal Property which has been capitalized in accordance with Celarix’s capitalization policy which provides for capitalization of amounts in excess of $1,000 or more. The Tangible Personal Property listed on Section 3.7 of the Disclosure Schedule comprises all material items of tangible personal property necessary to conduct the Business as now conducted. Except as described in Section 3.7 of the Disclosure Schedule, Celarix owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Celarix is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current Taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the Business. Except as set forth in Section 3.7 of the Disclosure Schedule, the Tangible Personal Property listed in Section 3.7 of the Disclosure Schedule and included in the Assets, or required to be listed in Section 3.7 of the Disclosure Schedule and included in the Assets, is in good operating condition and repair in accordance with normal and customary industry practices for items of comparable age and use, ordinary wear and tear excepted.

     3.8 Customers and Contracts.

               (a) Section 3.8(a) of the Disclosure Schedule sets forth a true and complete list of all licensees of Celarix’s software programs and other customers of Celarix, indicating the date such licensee acquired a license to the software program.

               (b) Section 3.8(b) of the Disclosure Schedule is a true and complete list of all Contracts which are used in the Business as currently conducted. Celarix has delivered to GXS Holdings true and complete copies of all written Contracts, true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts). Other than the Contracts listed on Section 3.8(b) of the Disclosure Schedule and those Contracts specifically permitted to be excluded from Section 3.8(b) of the Disclosure Schedule, Celarix requires no contract, lease, or other agreement to enable it to carry on its business as now conducted. Each of the Contracts is in full force and effect, and is valid, binding, and enforceable against Celarix (and, to Celarix’s knowledge, against other parties) in accordance with its respective terms. There is not under any Contract any default by Celarix or, to Celarix’s knowledge, any party thereto or any event that, after notice or lapse of time or both, could constitute a default. To the knowledge of Celarix, no party to any Assumed Contract has any intention (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Contract upon expiration of its term, or (iii) to renew the Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Section 3.4 of the Disclosure Schedule, Celarix has full legal power and authority to assign its rights under the Assumed Contracts to GXS Holdings or its designee in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

     3.9 Intellectual Property. (a) Section 3.9(a) of the Disclosure Schedule is a true and complete list of all Intellectual Property (other than Intellectual Property included in clause (v) of the definition of Intellectual Property set forth in Section 1.1 above) owned by or licensed to, Celarix, including without limitation: (i) all patents, registered trademarks, registered service marks, copyright registrations and applications to obtain or register any of the foregoing, owned by or for Celarix, and (ii) material unregistered trademarks and service marks used by Celarix, (iii) any Software owned by Celarix and (iv) all third party Software programs licensed by Celarix either for use as part of or in connection with Celarix’s own Software programs or otherwise for use in, useful for or otherwise associated with Celarix’s business, with an indication with regard to the items in clauses (i) through (iv) above as to which of such items are owned by Celarix and which are licensed to Celarix, specifying as to each, as applicable: (A) the nature of such Intellectual Property; (B) the registered owner of such Intellectual Property or licensor of any Software licensed by Celarix; (C) the jurisdictions by or in which such Intellectual Property Right is registered by Celarix or has been issued or in which an application for such issuance or registration has been filed, including the respective registration or application numbers.

               (b) All of the patents, registered trademarks and copyrights set forth in Section 3.9(a) of the Disclosure Schedule, or required to be listed in Section 3.9(a) of the Disclosure Schedule, have been duly issued and have not been cancelled, abandoned or otherwise terminated.

               (c) Celarix has not received notice, orally or in writing, that any other person or entity claims any interest in any Intellectual Property of Celarix, and to the knowledge of Celarix, no such other Person has, or has made, such a claim.

               (d) Celarix has taken all commercially reasonable measures to protect the secrecy and confidentiality of any confidential and proprietary Intellectual Property and maintain the rights of Celarix in such Intellectual Property.

               (e) Except as set forth in Section 3.9(e) of the Disclosure Schedule, Celarix is in compliance with the license terms of all Software and other Intellectual Property licensed from third parties. Except as described in Section 3.18 of the Disclosure Schedule (Claims and Legal Actions), neither Celarix nor any Person on behalf of Celarix has sent or otherwise communicated to any other Person any notice, charge, claim or assertion of, or has any knowledge of, any present, impending or threatened infringement by any other Person of any of the Intellectual Property, and to the knowledge of Celarix, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property.

               (f) Celarix has not received any communications alleging that Celarix has violated or, by conducting its business as proposed, would violate any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, trade secrets, computer programs and program rights and similar intangible property rights of any other Person, nor is Celarix infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, trade secrets, computer programs and program rights and similar intangible property rights owned by any other Person, and there is no claim or action pending or, to the knowledge of Celarix, threatened with respect thereto.

               (g) Except for licenses to customers of Celarix’s software granted in the ordinary course of business and identified in Section 3.9(a) of the Disclosure Schedule or as otherwise disclosed in Section 3.9(g) of the Disclosure Schedule, Celarix has not licensed any of the listed Intellectual Property to any other Person, nor does any other Person have any option or other right to acquire any of the Intellectual Property. Celarix has not granted a license or other rights with respect to the source code of any of Celarix’s software.

               (h) The Intellectual Property listed on Section 3.9(a) of the Disclosure Schedule comprise all intangible property interests necessary to conduct the business and operations of Celarix as now conducted.

               (i) No present or former employee, officer, director, shareholder, agent or contractor of Celarix has any ownership interest, direct or indirect, in any Intellectual Property.

               (j) Without limiting the other representations and warranties contained in this Agreement, Celarix makes the following additional representations and warranties with respect to the Software and databases identified in Section 3.9(a) of the Disclosure Schedule or required to be identified in Section 3.9(a) of the Disclosure Schedule (“Celarix Software”). Except as disclosed in Section 3.9(j) of the Disclosure Schedule: (i) Celarix has or will have by Closing delivered to GXS Holdings complete, current copies of all user and technical documentation related to the Celarix Software and access to all source code for Celarix Software to which Celarix has the rights to such source code; (ii) the Celarix Software performs in all material respects in accordance with the documentation and other written material used in connection with the Celarix Software and is free from any material defects in programming and operation, contains all current revisions of such Celarix Software, and includes all computer programs, materials, tapes, know-how, object and source codes related to the Celarix Software; (iii) to the knowledge of Celarix, the Celarix Software is free of all viruses, worms, trojan horses and other material known contaminants; (iv) Celarix has obtained all approvals necessary for exporting the Celarix Software outside the United States and importing the Celarix Software into any country in which the Celarix Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect; (v) none of the Celarix Software is licensed pursuant to an “open source” or “GNU” license, or incorporates or is based on any computer software that is licensed pursuant to an “open source” or “GNU” license; (vi) no employee, contractor or agent (directly or through employees or subcontractors or sub-agents) of Celarix has developed or assisted in the enhancement of any of the Celarix Software or the development of any program or product based on any of the Celarix Software or any part thereof without assigning all of such Person’s rights and interest in the same to Celarix pursuant to an agreement included in the Contracts; (vii)

except as provided in the Contracts, Celarix has no obligation to compensate any Person for the development, enhancement, creation of derivative works, use, license or exploitation of any of the Celarix Software.

     3.10 Financial Statements. Celarix has furnished GXS Holdings with true and complete copies of (i) audited financial statements of the Business containing balance sheets and statements of income and cash flows as at and for Celarix’s last three fiscal years ended June 30, 2000, 2001 and 2002 respectively, and (ii) an unaudited balance sheet and statement of income and cash flows of the Business as of and for the ten months ended April 30, 2003 (collectively, the “Financial Statements”). The Financial Statements have been prepared from the books and records of Celarix, have been prepared in accordance with GAAP consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Business (which books, records, and accounts are complete and correct), are complete and correct in all material respects, and present fairly the financial condition of the Business as at their respective dates and the results of operations for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). None of the Financial Statements understates the true costs and expenses of conducting the business or operations of the Business, fails to disclose any material contingent liabilities, or inflates the revenues of the Business.

     3.11 Receivables. All accounts, notes receivable and other receivables (other than receivables collected since April 30, 2003) reflected on the Financial Statements are, and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Financial Statements. All accounts, notes receivable and other receivables arising out of or relating to the Business at April 30, 2003 have been included in the Financial Statements, and all accounts, notes receivable and other receivables arising out of or relating to the Business at the Closing Date will be included in the Accounts Receiveable, in accordance with GAAP applied on a consistent basis.

     3.12 Conduct of Business in Ordinary Course. Since June 30, 2002, Celarix has conducted the Business only in the ordinary course and has not:

               (a) Suffered any event, occurrence, development or state of circumstances or facts which could be expected to result in a Material Adverse Effect, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the Business;

               (b) Made any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Business;

               (c) Made any sale, assignment, lease, or other transfer of the Business’ properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

             (d)      Canceled any debts owed to or claims held by Celarix with respect to the Business, except in the normal and usual course of business;

             (e)      Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Business; or

             (f)      Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Business;

             (g)      Suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Asset;

             (h)      Revalued any of the Assets (whether tangible or intangible) or changed any of its accounting records or practices or changed its depreciation or amortization policies or rates

             (i)      Made any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment, except in the ordinary course of business; or

             (j)      Entered into any agreement to do any of the foregoing.

     3.13      Sufficiency of and Title to the Assets. Except for the Excluded Assets, the Assets constitute, and on the Closing Date will constitute, all of the assets or property used or held for use in the Business.

     3.14      No Undisclosed Liabilities. There are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than: (i) liabilities disclosed or provided for in the Financial Statements; and (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2002, which in the aggregate are not material to the Business, taken as a whole.

     3.15      Insurance. Celarix has furnished to GXS Holdings a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the Assets, the Business and its employees. Section 3.15 of the Disclosure Schedule is a true and complete list of all insurance policies of Celarix that insure any part of the Assets or the Business. All insurance policies listed on Section 3.15 of the Disclosure Schedule are in full force and effect, are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Business against all customary and foreseeable risks. There is no claim by Celarix pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. During the past three years, no insurance policy of Celarix on the Assets or the Business has been canceled by the insurer and no application of Celarix for insurance has been rejected by any insurer.

     3.16      Personnel.

             (a)      Employees and Compensation. Section 3.16(a) of the Disclosure Schedule contains a true and complete list of all employees and all Persons retained as independent contractors of Celarix, the starting dates of such employees and contractors and a description of all compensation arrangements affecting them as of the date of this Agreement. Except as set forth on Section 3.16(a) of the Disclosure Schedule, all employees of Celarix have executed Celarix’s standard Non-Disclosure, Developments, Non-Competition, and Non-Solicitation Agreement. All contractors of Celarix are bound by a confidentiality agreement and assignment of intellectual property rights substantially similar to such form of agreement.

             (b)      Options. Section 3.16(b) of the Disclosure Schedule contains a true and complete list of all options grants currently outstanding with respect to Celarix capital stock under any stock option plan of Celarix, including the name of the Person to whom such grant was made and an indication of the number of options subject to such grants that are vested and unvested. All other option grants made by Celarix have been terminated in accordance with the terms of the applicable option plan without liability to Celarix or the GXS Parties.

             (c)      Labor Relations. Celarix is not a party to or subject to any collective bargaining agreements. Except as set forth on Section 3.16(c) of the Disclosure Schedule, Celarix is not a party to any written or oral contract of employment with any employee, other than oral employment agreements terminable at will without penalty. No labor union or other collective bargaining unit represents or claims to represent any of the employees of Celarix. There is no labor dispute, grievance, controversy, strike or request for union representation pending or threatened against Celarix relating to or materially affecting the business or operations of Celarix and, to the knowledge of Celarix, there has been no occurrence of any events which would give rise to any material labor dispute, controversy, strike or request for representation.

             (d)      Employee Benefits and ERISA (i) Schedule 3.16(d) lists each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Celarix or any of its Affiliates and (iii) covers any employee of the Business (hereinafter referred to collectively as the “Employee Plans”). With respect to each Employee Plan, Celarix has provided a true and complete copy of such plan document, the most recently filed Form 5500 and an accurate summary description of such plan. Celarix has provided GXS Holdings with, or has caused to be provided to GXS Holdings, complete age, salary, service and related data as of the most recent practicable date, but in any event no later than May 29, 2003, for employees of the Business.

                     (ii)      No Employee Plan is a a multiemployer plan within the meaning of Section 3(37) of ERISA.and no Employee Plan is subject to Title IV of ERISA. Neither Celarix nor any of Celarix’s Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA that could become, after the Closing Date, an obligation of the GXS Parties or any of their Affiliates.

                     (iii)      Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. Celarix has furnished to the GXS Holdings copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

                     (iv)      Section 3.16(d) of the Disclosure Schedule includes a list of each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, any applicable state unemployment insurance coverage, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Celarix or any of its Affiliates and (iii) covers any U.S. employee of the Business. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been made available or furnished previously to GXS Holdings are hereinafter referred to collectively as the “Benefit Arrangements.” Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

                     (v)      None of the Employee Plans or the Benefit Arrangements provides health or life insurance coverage for former employees, except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”).

                     (vi)      Except as disclosed in writing to GXS Holdings prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether written or not written) by Celarix or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year.

                     (vii)      The Assets are not now subject to any lien imposed under Code Section 412(n) by reason of the failure of Celarix or its Affiliates to make timely installments or other payments required by Code Section 412.

                     (viii)      Celarix and Celarix’s Affiliates have complied with the health care continuation requirements of COBRA.

                     (ix)      The consummation of the transactions contemplated by this Agreement (alone or in connection with any subsequent event, including a termination of employment) will not (A) accelerate the vesting or payment of any economic benefit provided or made available to Celarix’s employees by Celarix or (B) increase the amount of any economic benefit provided or made available to Celarix’s employees by Celarix.

             (e)      Celarix is in compliance with all applicable policies and agreements relating to wages, hours, employment, employment practices, and terms and conditions of employment in respect of the Business. Celarix has withheld and paid to (or is holding for payment not yet due) the appropriate Governmental Authority all amounts required by law or agreement to be withheld from the wages or salaries of its respective employees of the Business. Celarix has paid in full to all its respective employees of the Business all wages, salaries, bonuses, benefits, commissions, and other compensation due to them or otherwise arising under any law, plan, policy, practice, program or agreement. Except as set forth on Section 3.16(e) of the Disclosure Schedule, Celarix has not closed any facility, effected any employee layoffs, or implemented any early retirement, group termination, separation, or window program in respect of the Business with the past three years, or planned or announced any such action or program for the future. Celarix is in compliance with its respective obligations under and/or pursuant to all federal, state and local employment laws.

     3.17      Taxes. Celarix has filed, or caused to be filed, all Tax Returns which are required to be filed in connection with its ownership interest in and operation of the Celarix Business owned by Celarix. Except as set forth in Section 3.17 of the Disclosure Schedule, Celarix has paid, or made provisions for the payment of, (i) all Taxes due for the periods covered by such Tax Returns, except such accrued and unpaid Taxes for which appropriate accruals are reflected in the Financial Statements and (ii) all Tax deficiencies (including interest and penalties) assessed as a result of any examination of Tax Returns of Celarix by federal, state or local Tax authorities (a “Tax Authority”). Celarix is not delinquent in the payment of and there are no claims pending for the payment of, any Tax of any nature whatsoever that could impose transferee liability upon any of the GXS Parties or their Affiliates. Celarix has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Assets or the operation of the Business and are incurred in or attributable to the Tax period ending on the Closing Date, the non-payment of which would result in a lien on any Asset, would otherwise adversely affect the Business or would result in any of the GXS Parties or their Affiliates becoming liable therefor. Celarix has withheld and paid all Taxes required to have been withheld and paid in connection with any amount owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. None of the liabilities assumed by GXS Holdings or its designees is an obligation to make any future payment that will not be fully deductible under Section 280G of the Code.

     3.18      Claims and Legal Actions. Except as disclosed on Section 3.18 of the Disclosure Schedule, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or Tax proceeding, nor any order, decree or judgment, in progress or pending or, to the knowledge of Celarix, threatened, against Celarix with respect to its ownership or operation of the Business or otherwise relating to the Assets or the business or operations of the Business or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement, nor does Celarix know or have reason to be aware of any basis for the same. Except as set forth in Section 3.18 of the Disclosure Schedule, neither Celarix nor any of the Assets is subject to any judgment, writ, order, injunction, award or decree by any Governmental Authority, including any administrative agency.

     3.19      Environmental Matters.

                     (a)      No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Celarix’s knowledge, threatened by any governmental or other entity (i) with respect to any alleged violation by Celarix of any environmental law, ordinance, rule, regulation or order of any governmental entity in connection with the conduct of the Business, (ii) with respect to any alleged failure by Celarix to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of the Business or (iii) with respect to any generation, treatment, storage, recycling, transportation or disposal or release, as defined in 42 U.S.C. Section 9601(22) (“Release”) of any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, whether or not regulated under Federal, state or local environmental statutes, ordinances, rules, regulations or orders (“Hazardous Substance”) generated by the Business or the Purchased Assets.

                     (b)      In connection with the operation of the Business, (i) Celarix has not handled any Hazardous Substance, other than as a generator, on any property now or previously owned or leased by Celarix; (ii) no polychlorinated biphenyls or urea formaldehyde is or has been present at any property now or previously owned or leased by Celarix; (iii) to the knowledge of Celarix, asbestos is or has been present at any property now or previously owned or leased by Celarix; (iv) to the knowledge of Celarix, there are no underground storage tanks for Hazardous Substances, active or abandoned, at any property now or previously owned or leased by Celarix; (v) to the knowledge of Celarix, no Hazardous Substance has been Released at, on or under any property now or previously owned or leased by Celarix and (vi) to the knowledge of Celarix, no Hazardous Substance has been released or is present, in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by Celarix.

                     (c)      In connection with the operation of the Business, Celarix has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under the Comprehensive Environmental Responses, Compensation and Liability Act of 1980, as amended (“CERCLA”), or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to claims against the GXS Parties for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                     (d)      No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of Celarix with respect to the Business and, to the knowledge of Celarix, no property now or previously owned or leased by Celarix with respect to the Business is listed or, to Celarix’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

                     (e)      There are no environmental Liens on any of the Purchased Assets, and no government actions have been taken or are in process which could subject any of such Purchased Assets to such Liens. Celarix would not be required to place any notice or restriction relating to the presence of Hazardous Substances at any property used in connection with the operation of the Business in any deed to such property.

                     (f)      There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Celarix in relation to any property or facility now or previously owned or leased by Celarix in connection with the operation of the Business which have not been delivered to GXS Holdings prior to the date hereof.

     3.20      Compliance with Laws. Celarix has complied with all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Business and to Celarix’s knowledge is not under investigation with respect to or has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by Governmental Authority applicable to the Assets or the conduct of the Business. Neither the ownership or use of the properties of the Business nor the conduct of the business or operations of the Business conflicts with the rights of any other person or entity.

     3.21      Transactions with Affiliates. Except as disclosed in Section 3.21 of the Disclosure Schedule, Celarix is not now, and during the past three years has not been, a party, directly or indirectly, to any contract, lease, arrangement or transaction, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any Affiliate of Celarix. As used in this paragraph, “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

     3.22      Investment Purpose. Celarix acknowledges that the Shares being acquired by it hereunder are not being registered under the Securities Act of 1933, as Amended (the “Securities Act”) based on an exemption from registration under Section 4(2) of the Securities Act, in that the delivery of the Shares constituting the Purchase Price does not involve any public offering. To the knowledge of Celarix, all of the holders of Series D Preferred Stock of Celarix who would receive an interest in Shares upon the dissolution and liquidation of Celarix are “accredited investors” within the meaning of Regulation D under the Securities Act of 1933, as amended. Celarix has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investing in, and is able and prepared to bear the economic risk of investing in and holding, the Shares being acquired as part of the Purchase Price hereunder. Celarix is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of the securities laws of the United States of America or any state thereof.

     3.23      Full Disclosure. No representation or warranty made by Celarix in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Celarix pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading. The financial projections relating to the Business delivered to GXS Holdings constitute Celarix’s best estimate of the information purported to be shown herein, and Celarix is not aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE GXS PARTIES

     GXS Holdings represents and warrants to Celarix as follows:

     4.1      Organization, Standing, and Authority. GXS Holdings is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Such Person has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by such Person hereunder and thereunder.

     4.2      Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and all documents contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby by such Person, including, without limitation, the issuance of the Shares to Celarix, have been duly and validly authorized by all necessary corporate action on the part of such Person and no further action or approval of any director or shareholder of such Person is required. This Agreement has been, and the documents contemplated hereby to which it is a party will be, duly and validly executed and delivered by such Person and constitutes (or in the case of documents not yet executed, will be) a legal, valid and binding agreement of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and related court decisions of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity. The Shares, when issued in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable and shall have the rights, privileges, preferences and restrictions set forth in Exhibit 4 attached hereto.

     4.3      Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by such Person of this Agreement and the documents contemplated hereby, including, without limitation, the issuance of the Shares to Celarix (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the certificate of incorporation or bylaws of such Person; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which such Person is a party or by which such Person may be bound, such that GXS Holdings or its designee could not acquire or operate the Assets.

ARTICLE 5. CERTAIN COVENANTS PRIOR TO CLOSING

     Between the date of this Agreement and the Closing Date, Celarix shall comply with the covenants in this Article 5:

     5.1      Conduct of Business Prior to the Closing.

                     (a)      Ordinary Course. Celarix shall operate the Business in the ordinary course of business in accordance with past practices (except where such conduct would conflict with the following covenants or with Celarix’s other obligations under this Agreement). Celarix will use its best efforts to preserve the current relationships of Celarix with its customers, suppliers and other Persons with which it has significant business relationships.

                     (b)      Compensation. Celarix shall not (i) increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Business, except in accordance with past practices or (ii) amend the Employee Plans or the Benefit Arrangements unless required by applicable law.

                     (c)      Contracts. Celarix will not, without GXS Holdings’ prior approval, enter into any contract or commitment relating to the Business or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on the GXS Parties after Closing. Prior to the Closing Date, Celarix shall deliver to GXS Holdings a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

                     (d)      Disposition of Assets. Celarix shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except, in the ordinary course of business and consistent with past practice, where no longer used or useful in the business or operations of the Business or in connection with the acquisition of replacement property of equivalent kind and value.

                     (e)      Encumbrances. Celarix shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on Section 3.6 and 3.7 of the Disclosure Schedule, and (ii) liens for current Taxes not yet due and payable, and (iii) mechanics’ liens and other similar liens, all of which liens in (i) and (iii) shall be removed prior to the Closing Date.

                     (f)      Rights. Celarix shall not waive any right relating to the Business or any of the Assets.

                     (g)      Source Code Licenses. Celarix shall not permit Celarix to make any sale or license of the source code of any software program owned by Celarix.

                     (h)      No Inconsistent Action. Celarix shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

     5.2      Access to Information. Celarix shall give GXS Holdings and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Business for the purpose of audit and inspection, and will furnish or cause to be furnished to GXS Holdings or its authorized representatives all information with respect to the affairs and business of the Business that GXS Holdings may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Business).

     5.3      Maintenance of Assets. Celarix shall maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner, consistent with past practice. Celarix shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Celarix shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Celarix shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

     5.4      Insurance. Celarix shall maintain the existing insurance policies on the Business and the Assets.

     5.5      Consents. Celarix shall obtain the Consents, without any change in the terms or conditions of any Contract or License that could be less advantageous to the Business than those pertaining under the Contract or License as in effect on the date of this Agreement. Celarix shall promptly advise GXS Holdings of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

     5.6      Books and Records. Celarix shall maintain its books and records relating to the Business in accordance with past practices.

     5.7      Notification. Celarix shall promptly notify GXS Holdings of:

                         (i)      any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                         (ii)      any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                         (iii)      any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Celarix or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18 (Claims and Legal Actions) or that relate to the consummation of the transactions contemplated by this Agreement;

                         (iv)      any developments with respect to the business or operations of the Business which could have a Material Adverse Effect, and of any material change in any of the information contained in Celarix’s representations and warranties contained in Section 3 of this Agreement.

     5.8      Compliance with Laws. Celarix shall comply with all laws, rules, and regulations applicable or relating to the ownership and operation of the Business.

     5.9      Update Information. Prior to the Closing Date, Celarix shall notify GXS Holdings by delivering a certificate listing any changes or supplements to the representations and warranties made in this Agreement that are needed, to their knowledge, to make such information materially correct and complete as of the Closing Date, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

ARTICLE 6. SPECIAL COVENANTS AND AGREEMENTS

     6.1      Risk of Loss. (a) The risk of any loss, damage or impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Celarix at all times prior to the completion of the Closing. In the event of any loss, damage or impairment, confiscation or condemnation of any of the Assets prior to the completion of the Closing, Celarix shall notify GXS Holdings of same in writing immediately, specifying with particularity the loss, damage or impairment, confiscation or condemnation incurred, the cause thereof, if known or reasonably ascertainable, and the insurance coverage. Celarix shall apply the proceeds of any insurance policy, judgment or award with respect thereto and take such other commercially reasonable actions as are necessary to repair, replace or restore such Assets to their prior condition as soon as possible after such loss, damages or impairment, confiscation or condemnation.

                     (b)      In the event of any damage or destruction of a material portion of the Assets described in (a) above, if such Assets have not been restored or replaced, GXS Holdings may terminate this Agreement by written notice to Celarix. Alternatively, GXS Holdings may, at its option, proceed with the Closing and complete the restoration and replacement of such damaged Assets after the Closing Date. If GXS Holdings proceeds with the Closing, Celarix shall reimburse GXS Holdings for the aggregate for costs of all such restorations and replacements of such damaged Assets including, without limitation, delivering or assigning to GXS Holdings or its designee all insurance or other proceeds received in connection with such damage or destruction of the Assets to the extent such proceeds are received by or payable to Celarix and have not theretofore been used in or committed to the restoration or replacement of the Assets.

     6.2        Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement or to provide information to financial or tax advisors (including without limitation regarding the tax treatment and tax structure of the transaction), including any required notification to their existing lenders, and except as and to the extent required by law (including without limitation federal or state securities laws and the regulations of the securities markets), each party will use its commercially reasonable efforts to keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement using the same standard of care that it uses to protect its own information of a similar nature but in any case not less than a reasonable degree of care. However, the receiving party will not be required to keep confidential any information which is or shall become publicly available without fault on the part of the receiving party; is already in the receiving party’s possession prior to receipt from the disclosing party; is independently developed by the receiving party; is disclosed by the disclosing party to third parties without similar restrictions; or is rightfully obtained by the receiving party from third parties without restriction. In the event that the transactions contemplated hereunder are not consummated or this Agreement is terminated for any reason, each party will return to the other party or destroy all documents and materials obtained by such party from the other party in connection with the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, any party (and any employee, representative, or other agent of any party) may disclose to any tax preparer and any Tax Authority, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure

     6.3      Press Releases. Except that the GXS Parties shall be permitted to issue press releases on or after the Closing Date regarding the consummation of the transactions contemplated by this

Agreement (which press releases shall be submitted to Celarix for approval prior to release, which approval shall not be unreasonably withheld or delayed), neither party shall issue any press release or make public announcement relating to the transactions contemplated hereunder without the prior consent of the other party hereto, except that either party may make any disclosure required to be made by it under applicable law (including without limitation federal or state securities laws and the regulations of the securities markets) if it determines in good faith that it is appropriate to do so and gives notice to the other party hereto. The GXS Parties and Celarix shall jointly prepare and determine the timing of, any other press release, or other announcement to the public or the news media relating to the transactions contemplated hereunder.

     6.4      Cooperation; Further Assurances.9 Cooperation. (a) GXS Holdings and Celarix shall cooperate with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and GXS Holdings and Celarix shall execute, or cause their Affiliates to execute, such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable best efforts to consummate the transaction contemplated hereby, to vest in GXS Holdings or its designee good and marketable title to the Assets and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, the GXS Parties shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

                     (b)      From and after the Closing, Celarix shall timely execute all documents or instruments, and take all other actions which either do not require Celarix to expend funds or are performed at GXS Holdings’ cost , as reasonably requested by GXS Holdings to transfer the owned Intellectual Property and Licenses to GXS Holdings or its designee. For the domain names included in the owned Intellectual Property, Celarix shall assist the GXS Parties in any manner deemed reasonably necessary by the GXS Parties, including, but not limited to, cooperation with Network Solutions, Inc., or any other domain name registrar, to effectuate a transfer of ownership of such domain names.

                     (c)      Celarix hereby constitutes and appoints, effective as of the Closing Date, GXS Holdings or its designee and their successors and assigns as the true and lawful attorney of Celarix with full power of substitution in the name of Celarix or in the name of GXS Holdings or its designee, but for the benefit of GXS Holdings or its designee (i) to collect for the account of GXS Holdings or its designee any items of Assets and (ii) to institute and prosecute all proceedings which GXS Holdings may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Assets. GXS Holdings or its designee shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     6.5.      Employees and Offers of Employment. (a) On the Closing Date, the GXS Parties shall have the right to offer employment to any or all employees of the Business; provided, that the GXS Parties may terminate at any time after the Closing Date the employment of any employee who accepts such offer. Unless otherwise mutually agreed between the GXS Parties and such employees, all personnel hired by the GXS Parties will be employed on an “at will” basis for compensation reasonably consistent with their current levels and, subject to the GXS Parties past practice, with recognition of their original date of hire with Celarix Any such offers shall be at such other salary or wage and benefit levels and on such other terms and conditions as the GXS Parties shall in their sole discretion deem appropriate. The employees who accept and commence employment with the GXS Parties are hereinafter collectively referred to as the “Transferred Employees.” The GXS Parties shall not assume any responsibility, liability or obligation with respect to any Transferred Employee for events that occurred prior to the Closing Date. Celarix will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with the GXS Parties’ effort to hire any Transferred Employees and, prior to the Closing Date, the GXS Parties shall have reasonable access to such employees for purposes of effectuating the provisions of this Section 6.5.

                     (b)      Celarix shall use its best efforts to assist the GXS Parties in securing an employment agreement from each of the individuals listed on Section 6.5(b) of the Disclosure Schedule.

     6.6      Celarix Employee Benefit Plans. (a) Celarix shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each employee or former employee (including any beneficiary thereof) and Celarix shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under the Employee Plans and Benefit Arrangements, and neither the GXS Parties nor any of their Affiliates shall have any liability with respect thereto. Except as expressly set forth herein, no assets or liabilities of any Employee Plan or Benefit Arrangement shall be transferred to the GXS Parties or any of their Affiliates or to any plan of the GXS Parties or any of their Affiliates. In addition, none of the GXS Parties will be responsible for any severance or redundancy obligations for any person that is not offered employment by the GXS Parties or that does not accept an offer of employment from the GXS Parties. Any severance obligations triggered as a result of the transaction contemplated by this Agreement shall be the sole responsibility of, and shall be paid by, Celarix. Celarix agrees that any severance claims made by any employees of the Business, including Transferred Employees, arising out of the transaction contemplated by this Agreement will not be assumed by the GXS Parties.

                     (b) With respect to the Transferred Employees (including any beneficiary or dependent thereof), Celarix shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker’s compensation arrangement to the extent such liability or obligation relates to the period on or prior to the

Closing Date, including liability for any retroactive workman’s compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans and the Benefit Arrangements. Celarix shall be responsible for the payment of all compensation and commissions payable to each Transferred Employee on or prior to the Closing Date (whether such payment is due on or after the Closing Date). With respect to Transferred Employees, Celarix shall cause all liabilities and obligations with respect to wages, payroll taxes, salaries, commissions, vacation and sick pay, severance, and any other employee related expenses or benefits (whether pursuant to an Employee Plan, Benefit Arrangement or otherwise) to be discharged on or before the Closing Date.

             (c) With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Benefit Arrangement on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, Celarix shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by an Employee Plan or Benefit Arrangement, until such time, (if any) that, in the case of a Transferred Employee, such Person begins full-time employment with the GXS Parties or one of its Affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person’s hospitalization has terminated. With respect to any Benefit Arrangements covering medical expenses and other costs relating to pregnancies and maternity leave for Transferred Employees, Celarix shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on the Closing Date, and the GXS Parties or one of their Affiliates shall be responsible for such benefit arrangements covering such pregnancies and maternity leave for the period subsequent to the Closing Date.

     6.7. No Third Party Beneficiaries. No provision of this Agreement, including without limitation any provision of Sections 6.5 or 6.6 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Celarix or of any of its subsidiaries in respect of continued employment (or resumed employment) with either the GXS Parties or the Business or any of their Affiliates and no provision of this Article 6 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by the GXS Parties or any of their Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the GXS Parties or any of their Affiliates.

     6.8. Celarix Trademarks; Tradenames. After the Closing, Celarix grants to each of the GXS Parties and their Affiliates and distributors the right to use the names “CELARIX” and “CELARIX, INC.”) (each a “Celarix Tradename”) in connection with the promotion, advertising and sale of services in connection with the Business and the Assets. In addition, the GXS Parties shall have the right to sell existing inventory and to use existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing the

Celarix Tradename, all of which shall be transferred to GXS Holdings or its designee as part of the Assets.

     6.9 Certain Tax Matters. (a) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Celarix and GXS Holdings or its designee as of the Closing Date based on the number of days of such taxable period included in the Tax period ending on the Closing Date and the number of days of such taxable period beginning on the Closing Date. Celarix shall be liable for the proportionate amount of such Taxes that is attributable to the Tax period ending on the Closing Date, and GXS Holdings or its designee shall be liable for the proportionate amount of such Taxes that is attributable to the Tax period beginning on the Closing Date. Concurrently with the provision of the statement of Working Capital delivered pursuant to Section 2.3(b), Celarix shall present a statement to GXS Holdings setting forth the amount of reimbursement to which GXS Holdings or its designee or Celarix is entitled under this Section together with such supporting evidence as is reasonably necessary to calculate the proration amount. Such amount shall be applied to further adjust the Purchase Price pursuant to the provisions of Section 2.3(b). Thereafter, Celarix shall notify GXS Holdings upon receipt of any bill for real or personal property taxes relating to the Assets, part or all of which are attributable to the Tax period beginning on the Closing Date, and shall promptly deliver such bill to GXS Holdings, which shall pay the same to the appropriate Taxing authority, provided that if such bill covers any portion of the Tax period ending on the Closing Date Celarix shall also remit prior to the due date of assessment to GXS Holdings or its designee payment for the proportionate amount of such bill that is attributable to the pre-Closing Tax period. In the event that either Celarix or GXS Holdings shall thereafter make a payment for which it is entitled to reimbursement under this Section, the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section shall be made in cash and, if not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a) (2) of the Code for each day until paid.

             (b) Any loss, liability, obligation, or cost suffered by Celarix or GXS Holdings as the result of the failure of Celarix or GXS Holdings to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Celarix. Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Assets to GXS Holdings or its designee and any recording or filing fees with respect thereto shall be the responsibility of Celarix.

     6.10 Escrow. The Closing Payment, as finally determined in accordance with Section 2.3, and the Earn-Out Payment, as finally determined in accordance with Section 2.5, shall be held in escrow by GXS Holdings (the “Escrow”) until the earlier of (i) the date on which Celarix has satisfied each of the conditions to Closing identified in Sections 7.1(j) or (p), notwithstanding the waiver of such conditions to Closing by GXS Holdings, has obtained the Consent of each software vendor identified on Section 3.4 of the Disclosure Schedule and the date GXS has received a Tax Certificate, and (ii) two years from the Closing Date. In the event the GXS Parties or any of their representatives, agents or Affiliates suffers any Damages as a result of the failure of Celarix to satisfy any of the Closing conditions identified in Sections 7.1(j) or (p) or to obtain the Consent of any software vendor identified on Section 3.4 of the Disclosure Schedule or if GXS is required to pay any amounts with respect to Taxes in connection with obtaining the Tax Certificate as described in Section 6.14, GXS Holdings shall be permitted to deduct from the Escrow the amount of Shares with value equal to the amount of such Damages in accordance with Section 2.3(c). In connection with the Escrow, each of the parties hereto hereby appoints Global Acquisition LLC or any officer thereof, as the escrow agent in connection with the Escrow. Prior to release of the Shares from the Escrow, nothing contained in this Agreement shall be construed to confer upon Celarix any of the rights of a stockholder of the GXS Holdings (except the right to receive any dividends or distributions that may be declared and paid with respect to the Shares prior to release from the Escrow) or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings, until the release of the Shares from the Escrow in accordance with the provisions hereof. The parties hereby designate Global Acquisition LLC, a Delaware limited liability company, or its designee, to vote the Shares on any matter submitted to shareholders of GXS Holdings prior to the release of the Shares from the Escrow.

     6.11 Financial Statements. Celarix shall grant to the GXS Parties the consent to use and publish any of the Financial Statements, including any audited Financial Statements provided to Celarix by PricewaterhouseCoopers LLP (subject to the consent by PricewaterhouseCoopers LLP), in connection with any filing by the GXS Parties with the Securities and Exchange Commission or any federal or state regulatory agency, as determined to be required by the GXS Parties’ legal advisors in connection with the closing of the transaction contemplated by this Agreement. Celarix shall use its best efforts to obtain such consent of PricewaterhouseCoopers LLP.

     6.12 Access to Books and Records. Celarix shall provide the GXS Parties access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets but not included in the Assets. GXS Holdings shall provide, or cause to be provided, to Celarix access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are included in the Assets.

     6.13 Allocation of Purchase Price. Holdings will provide to Celarix copies of IRS Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) with GXS Holdings’s proposed allocation of the Purchase Price (together with any assumed liabilities). Within 7 days after the receipt of such Asset Acquisition Statement, Celarix will propose to GXS Holdings any changes to such Asset Acquisition Statement (and in the event no such changes are proposed in writing to GXS Holdings within such time period, Celarix will be deemed to have agreed to, and accepted, the Asset Acquisition Statement). GXS Holdings and Celarix will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement within 7 days after GXS Holdings’s receipt of written notice of objection from Celarix. GXS Holdings and Celarix agree to file their federal income tax returns consistently with the Asset Allocation Statements. Any Earn-Out Payment or other change in the amount of consideration received by Celarix that occurs after March 1, 2004, shall be allocated in accordance with Section 1060 of the Code and Treas. Reg. sec. 1.1060-1. GXS Holdings and Celarix agree to file or amend their federal income tax returns to reflect such changes in accordance with Section 1060 of the Code and Treas. Reg. sec. 1.1060-1.

     6.14 Tax Certificate. Within ten (10) business days following the Closing Date, GXS Holdings shall make a written request to Tax Authorities in Massachusetts as described in Chapter 62C, Section 44 of the General Laws of Massachusetts for a certificate (a “Tax Certificate”) showing that the tax amounts referenced in such section of the General Laws of Massachusetts, as applicable, have been paid by Celarix as of the Closing Date. Celarix shall provide reasonable assistance and information to GXS Holdings in connection with such request by GXS Holdings and the provision by GXS Holdings of any additional information requested by Massachusetts Tax Authorities in connection therewith.

ARTICLE 7. CONDITIONS TO OBLIGATIONS OF
GXS HOLDINGS AND CELARIX AT CLOSING

     7.1 Conditions to Obligations of GXS Holdings. Subject to the provisions of Section 8.1, all obligations of GXS Holdings at the Closing are subject at GXS Holdings’ option to the fulfillment prior to or at the Closing Date of each of the following conditions:

             (a) Representations and Warranties. All representations and warranties of Celarix contained in this Agreement which are qualified by any “materiality” qualification shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date), and the representations and warranties of Celarix set forth in this Agreement that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

             (b) Covenants and Conditions. Celarix shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

             (c) Consents. Celarix shall have received all Required Consents, in each case in form and substance reasonably satisfactory to GXS Holdings, and no such consent, authorization or approval shall have been revoked.

             (d) No Governmental Proceedings. No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Closing or the effective operation by GXS Holdings or its designee of the Assets after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

             (e) Employees Accepting Employment. At least 20 employees of Celarix, including each of the individuals identified on Section 6.5(b) of the Disclosure Schedule, shall have accepted offers of employment with the GXS Parties.

             (f) Minimum Working Capital. Deferred revenues associated with all customer contracts assumed by GXS Holdings or its designee as part of the Assumed Contracts shall not exceed $1,450,000, in the aggregate.

             (g) Options. Celarix shall have sent notice in a form reasonably acceptable to GXS Holdings to all grantees of options under Celarix’s 1998 Stock Option Plan and 1999 Stock Option Plan holding outstanding options, indicating that all unvested option grants under such plans have been vested and providing an opportunity for such grantees to exercise such options prior to the closing.

             (h) [Intentionally omitted].

             (i) Schumacher Employment Agreement. Evan Schumacher shall have entered into the Employment Agreement.

             (j) Software License Compliance. Celarix shall have provided GXS Holdings with evidence reasonably satisfactory to GXS Holdings that Celarix had settled or been released from any liability to each of the software vendors identified on Section 3.9(e) of the Dislcosure Schedule with respect to any prior use by Celarix of such vendors software beyond the permitted scope of licenses granted to Celarix.

             (k) Nextlinx Release. Celarix shall have provided to GXS Holdings a copy of a release by Nextlinx, Inc. of all unfulfilled minimum payment obligations under the Amended and Restated NextLinx Reseller Agreement, dated December 29, 2000, by and between Celarix and Nextlinx, Inc.

             (l) Digex Termination. Celarix shall have obtained the agreement of Digex Incorporated under the United States Web Hosting Agreement, effective September 1, 2002, as amended, between Digex, Incorporated and Celarix permitting Celarix or a permitted successor thereunder to terminate such agreement after five (5) calendar months following the Closing Date, on such terms as reasonably acceptable to GXS Holdings.

             (m) Source Code Escrow. Celarix shall have established source code escrow arrangements on terms consistent with its contractual obligations with each of LG Sourcing, Inc. (Lowe’s), Manugistics and Shopko Stores, Inc. and otherwise reasonably acceptable to GXS Holdings

             (n) Lease Obligations. Celarix shall have satisfied all remaining equipment lease obligations (including payoff of the FMV buyout provision of the Master Lease Agreement with Comdisco) with respect to any software or equipment included in the Assets.

             (o) [Intentionally omitted].

             (p) IP Rights Waivers. Celarix shall have provided evidence that each employee and consultant performing software development work for Celarix has assigned or waived any rights in any developed works created while under the employment of Celarix.

             (q) Deliveries. Celarix shall have made or stand willing to make all the deliveries to GXS Holdings set forth in Section 8.2.

             (r) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no event or circumstance affecting the Assets or the Business, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

     7.2 Conditions to Obligations of Celarix. All obligations of Celarix at the Closing are subject at Celarix’s option to the fulfillment prior to or at the Closing Date of each of the following conditions:

             (a) Representations and Warranties. All representations and warranties of GXS Holdings contained in this Agreement which are qualified by any “materiality” qualification shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date), and the representations and warranties of GXS Holdings set forth in this Agreement that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

             (b) Covenants and Conditions. GXS Holdings shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

             (c) Deliveries. GXS Holdings shall have made or stand willing to make all the deliveries set forth in Section 8.3.

ARTICLE 8. CLOSING AND CLOSING DELIVERIES

     8.1 Closing.

             (a) Closing Date. Subject to the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the closing condition is imposed) on the date scheduled for Closing, of the closing conditions described in Article 7, the parties hereto shall consummate the transactions contemplated hereby at the Closing of this Agreement, which shall take place at 10:00 a.m., Washington, D.C. time, on a date chosen by GXS Holdings which date shall not be later than five (5) business days following the satisfaction or waiver of all of the closing conditions described in Article 8 or on such other date as may be set by mutual agreement of GXS Holdings and Celarix; provided, however, that GXS Holdings agrees, notwithstanding the provisions of Section 7.1, that GXS Holdings will not delay the Closing in the event that Celarix has not fulfilled the conditions to Closing set forth in Sections 7.1(j) or (p) following the fulfillment or waiver by GXS Holdings and Celarix of the other conditions described in Article 7.

             (b) Closing Place. The Closing shall be held at the offices of GXS Holdings, 100 Edison Park Drive, Gaithersburg, Maryland 20878 or any other place that is agreed upon by GXS Holdings and Celarix.

     8.2 Deliveries by Celarix. Prior to or on the Closing Date, Celarix shall deliver to GXS Holdings the following, in form and substance reasonably satisfactory to GXS Holdings and its counsel:

             (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of GXS Holdings or its designee, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations except for liens for current Taxes not yet due and payable;

             (b) Consents. A copy of any instrument evidencing receipt of any Consents received by Celarix on or prior to the Closing;

             (c) Officer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of Celarix by its President, certifying (1) that the representations and warranties of Celarix contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Celarix has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

             (d) Tax, Lien, and Judgment Searches. Results of a search for Tax, lien, and judgment filings in the Secretary of State’s records of the Commonwealth of Massachusetts and in the records of Middlesex County, Massachusetts, such searches having been made no earlier than May 15, 2003;

             (e) [Intentionally omitted].

             (f) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records (including a copy of all backup financial data currently hosted by Surebridge, Inc. in a mutually-agreed format) used by Celarix in connection with its operations;

             (g) Exchange Agreement. A counterpart of the Exchange Agreement, duly executed on behalf of Celarix.

             (h) Transition Services Agreement. A counterpart of the Transition Services Agreement, duly executed on behalf of Celarix.

             (i) Other Documents. Such other documents as GXS Holdings may reasonably request relating to the existence of Celarix and the authority of Celarix for this Agreement, all in form and substance reasonably satisfactory to GXS Holdings.

     8.3 Deliveries by GXS. Prior to or on the Closing Date, GXS Holdings shall deliver, or cause to be delivered, to Celarix the following, in form and substance reasonably satisfactory to Celarix and its counsel:

             (a) Closing Payment. Certificate(s) representing the Estimated Closing Payment as provided in Section 2.4(a);

             (b) Assumption Agreements. Appropriate assumption agreements pursuant to which GXS Holdings or its designee shall assume and undertake to perform Celarix’s obligations under the Licenses and Assumed Contracts arising on or after the Closing Date;

             (c) Officer’s Certificates. A certificate, dated as of the Closing Date, executed on behalf of GXS Holdings by a senior officer thereof, certifying (1) that the representations and warranties of GXS Holdings contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that GXS Holdings has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

             (d) Exchange Agreement. A counterpart of the Exchange Agreement, duly executed on behalf of the GXS Parties party thereto.

             (e) Transition Services Agreement. A counterpart of the Transition Services Agreement, duly executed on behalf of GXS.

ARTICLE 9. TERMINATION

     9.1 Termination by Celarix. This Agreement may be terminated by Celarix and the purchase and sale of the Business abandoned, if Celarix is not then in material default, upon written notice to GXS Holdings, upon the occurrence of any of the following:

             (a) Conditions. GXS Holdings shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) is not cured within 30 days after written notice thereof or (ii) is incapable of being cured by GXS Holdings, as the case may be.

             (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any nonappealable final judgment, decree, or order that would prevent or make unlawful the Closing.

             (c) Upset Date. If the Closing shall not have occurred on or before June 30, 2003.

     9.2 Termination by GXS Holdings. This Agreement may be terminated by GXS Holdings and the purchase and sale of the Business abandoned, if GXS Holdings is not then in material default, upon written notice to Celarix, upon the occurrence of any of the following:

             (a) Conditions. Celarix shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) is not cured within 30 days after written notice thereof or (ii) is incapable of being cured by Celarix, as the case may be.

             (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any nonappealable final judgment, decree, or order that would prevent or make unlawful the Closing.

             (c) Upset Date. If the Closing shall not have occurred on or before June 30, 2003.

     9.3 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of any provision of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated due to the material breach of any provision of this Agreement, then the non-breaching party shall have all rights and remedies available at law or equity.

ARTICLE 10. SURVIVAL OF REPRESENTATIONS AND
WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

     10.1 Representations and Warranties. All representations and warranties contained in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall be deemed continuing representations and warranties and shall survive the Closing for a period of two (2) years provided that (a) the representations and warranties contained in Sections 3.16 and 3.17 shall survive until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later and (b) the representations and warranties in Sections 3.1, 3.3, 3.6 and 3.7 shall survive indefinitely. Any and all covenants and agreements contained in this Agreement shall survive indefinitely. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Sections 10.2 or 10.3 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Any knowledge of the GXS Parties and any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement or in any certificate delivered hereto. No notice or information delivered by Celarix shall affect the GXS Parties’ right to rely on any representation or warranty made by Celarix or relieve Celarix of any obligations under this Agreement as the result of a breach of any of its representations and warranties. For purposes of this Article 10, an untrue representation or breach of a representation or warranty contained in this Agreement or any certificate, document, or instrument delivered under this Agreement shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or if such representation or warranty would have been breached or been inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect or knowledge, it being the intention of the parties hereto that the Claimant shall be indemnified and held harmless from and against any and all loss, liability, obligation, or cost suffered or incurred by any of them resulting from, arising out of, based upon or relating to the failure of any such representation, warranty, or other agreement, instrument or document to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality, Material Adverse Effect or knowledge set forth with respect thereto.

     10.2 Indemnification by Celarix. Celarix hereby agrees to indemnify and hold the GXS Parties and their respective Affiliates harmless against and with respect to, and shall reimburse the GXS Parties and their respective Affiliates for:

             (a) Any Damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Celarix contained in this Agreement or in any certificate, document, or instrument delivered to GXS Holdings under this Agreement.

             (b) Any Damages relating to any obligations of Celarix not assumed by GXS Holdings or its designee pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

             (c) Any Damages resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

             (d) Any Damages resulting from the operation or ownership of the Business prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

             (e) Any Damages relating to fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of Celarix in connection with the transactions contemplated by this Agreement.

             (f) Any Damages arising out of or in any way relating to the employment of any of the employees of the Business (or the termination thereof) on or prior to the Closing Date, including without limitation any Damages arising from the pending age discrimination claim filed by Gerald R. Swanson alleging discrimination in connection with his April 2002 termination with the Massachusetts Commission Against Discrimination and the Equal Employment Opportunity Commission.

             (g) Any Damages, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     10.3 Indemnification by GXS Holdings. GXS Holdings hereby agrees to indemnify and hold Celarix and its Affiliates harmless against and with respect to, and shall reimburse Celarix and its Affiliates for:

             (a) Any Damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by GXS Holdings contained in this Agreement or in any certificate, document, or instrument delivered to Celarix under this Agreement.

             (b) Any Damages relating to obligations of Celarix assumed by GXS Holdings or its designee pursuant to this Agreement.

             (c) Any Damages resulting from the operation or ownership of the Business on and after the Closing.

             (d) Any Damages relating to fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of GXS Holdings in connection with the transactions contemplated by this Agreement.

             (e) Any Damages, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

             (a) The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) business days after written notice of such action, suit, or proceeding was given to Claimant.

             (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately deliver to the Claimant certificates representing the full amount of the claim, calculated in accordance with Section 2.3(c) (as subsequently converted or adjusted into other shares pursuant to the terms of the Exchange Agreement). If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

             (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

             (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make commercially reasonable best efforts to reach a decision with respect thereto as expeditiously as possible.

             (e) In the event any claim for indemnification hereunder requires the payment or reimbursement for any Damages as provided under Section 10.2 or 10.3, such payment or reimbursement shall be made promptly by the indemnifying party in cash. In the event that GXS Holdings is entitled to payment or reimbursement for Damages and Celarix has assigned, sold, distributed or otherwise transferred all or any portion of the Shares representing the Purchase Price (or any other consideration into which such Shares are converted), whether or not a Seller Representative has been appointed pursuant to Section 10.7, GXS Holdings will be entitled to, at its sole option: (i) deduct from the Escrow the amount of such payment or reimbursement; (ii) deduct the amount of such payment or reimbursement from any amount due to Celarix pursuant to Section 2.5 of this Agreement; and/or (iii) if a Seller Representative has been appointed, require the Seller Representative to withhold such amount from funds received on behalf of the Celarix Transferees prior to the distribution of such funds to the Celarix Transferees. Any such deduction with respect to any Shares shall be valued in accordance with Section 2.4(c).

             (f) The indemnifications rights provided in Sections 10.2 and 10.3 shall extend to the parent entities (direct or indirect), shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

     10.5 [Intentionally Omitted].

     10.6 Attorneys’ Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

     10.7 Successors of Celarix; Seller Representative. In the event that Celarix intends to assign, sell, distribute or otherwise transfer all or any portion of the Shares representing the Purchase Price (or any other consideration into which such Shares are converted pursuant to the terms of the Exchange Agreement or otherwise), as a condition to any such assignment, sale, distribution or other transfer, each such assignee, purchaser or other transferee shall be required to execute and deliver to GXS Holdings or its designee an instrument pursuant to which such Person (a “Celarix Transferee”) irrevocably constitutes and appoints Izhar Armony as the true and lawful agent and attorney-in fact (the “Seller Representative”) of such Celarix Transferee with full powers of substitution to act in the name, place and stead of such Celarix Transferee with respect to the performance on behalf of such Celarix Transferee under terms and provisions of this Agreement and any instruments or agreements delivered in connection herewith, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Celarix Transferee Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement and any instruments or agreements delivered in connection herewith. The provisions of this Section 10.7 and the appointment of the Seller Representative shall expire on the third anniversary of the Closing Date.

The powers of the Seller Representative shall include, without limitation, the power:

             (a) to execute and deliver all ancillary agreements, certificates and documents which the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

             (b) to receive and receipt for all payments made by the GXS Parties to the Celarix Transferees under this Agreement;

             (c) to act for the Celarix Transferees with respect to all indemnification matters referred to in this Agreement, including the right to settle, compromise, litigate or arbitrate any such claim on behalf of the Celarix Transferees;

             (d) to terminate, amend or waive any provision of this Agreement or any agreements executed in connection herewith; provided that any such action, if material to the rights and obligations of the Celarix Transferees in the reasonable judgment of the Seller Representative, shall be taken in the same manner with respect to all Celarix Transferees, unless otherwise agreed by each Celarix Transferee who is subject to any disparate treatment of a potentially adverse nature;

             (e) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel;

             (f) to incur expenses, including fees of attorneys and accountants, pursuant to this Agreement, and any other fees and expenses allocable or in any way relating to such transactions or any indemnification claim or adjustment to the Purchase Price, to withhold from funds received on behalf of the Celarix Transferees prior to their distribution to the Celarix Transferees any amount which the Seller Representative deems necessary for payment of or as a reserve against such expenses, and to pay such fees and expenses; and

             (g) to do or refrain from doing any further act or deed on behalf of the Celarix Transferees which the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Celarix Transferees could do if personally present and acting.

The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative as the act of the Celarix Transferees in all matters referred to in this Agreement and any other agreements executed by Celarix in connection herewith. The Seller Representative shall act for the Celarix Transferees on all of the matters set forth in this Agreement and any other agreements executed by Celarix in connection herewith in the manner the Seller Representative believes to be in the best interest of the Celarix Transferees.

Each of the Celarix Transferees shall expressly acknowledge and agree that the Seller Representative is authorized to act on behalf of such Celarix Transferee notwithstanding any dispute or disagreement among the Celarix Transferees, and that any person shall be entitled to rely on any and all action taken by the Seller Representative under this Agreement and any other agreements executed by Celarix in connection herewith without liability to, or obligation to inquire of, any of the Celarix Transferees. If the Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Seller Representative shall be the person which the remaining Celarix Transferees appoint; provided, however, that if for any reason no successor has been appointed within thirty (30) days, any Celarix Transferee shall have the right to petition a court of competent jurisdiction for appointment of a successor Seller Representative.

ARTICLE 11. MISCELLANEOUS

     11.1 Commissions. Celarix and GXS Holdings each represent and warrant to the other that, except for the payment of certain advisory fees to Robert Goldwasser by Celarix, no broker, finder or other person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation. Each party hereto agrees to indemnify and hold harmless the other party hereto from and against any and all claims, losses, liabilities and expenses (including reasonable attorney’s fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by the first-named party hereto or any person or entity acting on its behalf, including without limitation payment of any advisory or other fees owed by Celarix to Ralph Goldwasser.

     11.2 Fees and Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

     11.3 Arbitration. Except as otherwise provided to the contrary below or in Section 2.3(b), any dispute arising out of or related to this Agreement that Celarix and GXS Holdings are unable to resolve by themselves shall be settled by arbitration in Washington, D.C., by one arbitrator. Celarix and GXS Holdings shall mutually agree upon one disinterested arbitrator. If the parties are unable to agree on the arbitrator within thirty (30) days, the American Arbitration Association shall designate the arbitrator. The person selected as arbitrator need not be a professional arbitrator, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, the arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Celarix and GXS Holdings. The costs and expenses of the arbitration proceeding shall be assessed between

Celarix and GXS Holdings in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Celarix or GXS Holdings against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) a suit for specific performance pursuant to Section 10.5 (Specific Performance).

     11.4 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service, U.S. mail, facsimile or electronic mail, (c) deemed to have been given on the date of actual receipt, and (d) addressed as follows:

If to Celarix:	Celarix, Inc. 60 Aberdeen Ave. Cambridge, MA 02138 Attention: Evan Schumacher Fax: (617) 864-0742

With a copy to (which shall not constitute notice):	Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: Peter B. Tarr, Esq. Fax: (617) 526-5000

If to GXS Holdings:	GXS Holdings, Inc. 100 Edison Park Drive/51A3 Gaithersburg, MD 20878 Attention: Chief Financial Officer Fax: 301/340-4351

With a copy to (which shall not constitute notice):	Attention: General Counsel Fax: 301/340-4251

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.4.

     11.5 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that GXS Holdings may assign its rights and obligations under this Agreement without Celarix’s consent to one or more of its Affiliates or any of GXS Holdings’ or such Affiliates’ lenders. In the event of any such assignment by GXS Holdings, the obligations of such assignee under this Agreement shall be guaranteed by GXS Holdings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.6 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Celarix, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of GXS Holdings, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to GXS Holdings or its designee pursuant to this Agreement.

     11.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

     11.8 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

     11.9 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

     11.10 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between GXS Holdings and Celarix with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

     11.11 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.11.

     11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed by Celarix and GXS Holdings as of the date first written above.

CELARIX, INC.

By:	/s/ Evan Schumacher

Evan Schumacher President and Chief Executive Officer

GXS HOLDINGS, INC.

By:	/s/ Jeffrey McCroskey

Jeffrey McCroskey Senior Vice President